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                                                                   Exhibit 10(p)
                          MANAGING DIRECTOR AGREEMENT



between

                               H.B. Fuller GmbH
                           An der Roten Bleiche 2-3
                               D-21335  Luneburg

- hereinafter called the "Company" - represented by its shareholder

                              H.B. Fuller Company

which is represented by

                             Mr. Albert Stroucken

and
                               Mr. Peter Koxholt
                               Moerser Str. 395
                                 47803 Krefeld

- hereinafter called the "Managing Director" -


1.  Position
------------

Mr. Peter Koxholt


1.1 will become Managing Director (Geschaftsfuhrer) of the Company as of January 1, 1999 or earlier if released from his current employment.

     He is entitled to represent the Company with sole signature.

1.2 The Managing Director is Group President and General Manager Europe ASC; he reports to the President and Chief Executive Officer of the H.B. Fuller Company. His responsibility as Group President Europe includes strategic management, coordination and integration of the European Fuller-Companies, setting objectives for and operative control of the individual companies and managing the resources that support the following fields:

     -   general management including acquisitions and investment policy

     -   marketing, sales promotion, competition analysis

     -   technical and product development, manufacturing processing, patents

     -   quality, environment, health and safety policy

     -   finance, data-processing, taxes and insurances, legal

     -   internal auditing

     -   personnel policy and organization development

1.3 The Managing Director has to observe the guidelines and instructions which may be forthcoming from the shareholders meeting, all statutory provisions and the provisions of the by-laws of the Company as well as the applicable policies and procedures of H.B. Fuller Company.

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2.   Remuneration
-----------------

2.1 The Managing Director shall receive as remuneration for his services a gross annual base salary of

                                DM  500,000.--
                                 -------------

     payable in thirteen equal installments becoming due at the end of each month. The gross annual base salary includes the annual holiday allowance. The base salary will be reviewed periodically, and may be increased, but not decreased, from time to time during the term of this Agreement as appropriate to reflect the Managing Director's contributions, the Company's performance and market salary movements.

2.2 Additionally the Managing Director will participate in the Company's annual incentive plan as established by the shareholder from year to year. Currently, this plan provides for payment to the Managing Director of 35% of his base if his performance meets targets as set by the Company and up to 50% of base salary if his performance exceeds these targets.

     For Fiscal Year 1999 a bonus payment of 35% of Base Salary is guaranteed (i.e. DM 175,000.--), of which 50% is to be paid in January 2000 and 50% is to be added to the "Transition Allowance" (re 9.2.-b).

     Should performance warrant and should the Shareholder decide, the bonus payment for fiscal year 1999 may be in excess of 35% of base; any such excess would be paid along with the portion of the guaranteed bonus payable in January 2000.

     As per the appointment date the Managing Director will receive an initial grant of 1,000 Restricted Stock Units in accordance with the 1992 Stock Incentive Plan, but with the opportunity for these restrictions to lapse at the end of four years from the date of employment based upon the achievement of specific performance targets to be determined by the CEO no later than January 31, 1999.

2.3 Furthermore the Managing Director will be eligible for all additional benefits as granted to comparable members of management, which benefits may be changed from time to time, including the participation in health and retirement insurance contributions corresponding to the premium of the statutory health and retirement insurance system.

2.4 In case of inability to work due to illness or accident the Managing Director will receive after 42 days (for which period his legal claim for continued payment of salary will endure) the difference between his regular net income and the sickness benefit paid by social health insurance, but not longer than for six months from the beginning of his inability to work.

2.5 In case of death of the Managing Director during service the Company will pay the monthly salary for the respective month and additional three months to the heirs.

2.6  The Managing Director will participate in the Company's Pension Plan
     (att.).

     Periodic adjustments of pension payments will be made in accordance with standard practice.

     The Managing Director will participate in H.B. Fuller Company's Supplemental Executive Retirement Plan ("SERP") and shall be granted full credit for all years of service with the prior employer for purposes of eligibility. The benefit (the "SERP" Benefit) payable to the Managing Director under the SERP shall be reduced by all other retirement benefits received by the Managing Director from all other sources, including social security; provided, however, that the SERP benefit shall not be less than the amount that would have been paid to the Managing Director under the Prior Employer's pension plan and/or supplemental executive retirement plan, as in effect on the date of this Agreement, calculated as if the Managing Director had continued in the employ of the Prior Employer during the term of the Managing Director's employment under this Agreement. In determining the amount that would have been paid to the Managing Director under the Prior Employer's pension plan and/or supplemental executive retirement plan, the Company may assume that the Managing Director's compensation from the

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       Prior Employer, and all other factors used to determine the amount of such benefit, would have continued during the term of this Agreement at the rate or rates in effect at the time of the Managing Director's termination of employment with the Prior Employer.

       If the Managing Director dies or becomes disabled before the age of 55, the pension and/or disability benefits will be based on the number of years of service the Managing Director would have reached at the age of 55.

2.7 The Company shall provide the Managing Director with an accident insurance in accordance with the Corporate Business Travel Accident Insurance Policy.

       This insurance provides the Managing Director with a Class I coverage.

2.8 If as a result of the Managing Director's commencement of employment hereunder, he does not receive from his Prior Employer any bonuses earned but not received as of (resignation date) which he would have been entitled to receive, the Company, upon proper documentation by the Managing Director, shall pay to the Director such amount not to exceed
       100.000 DM. This payment to be made as soon as practical after proper determination.

2.9 The Managing Director will be eligible to participate in other long-term incentive plans as offered to "like-managers" of the Company.

2.10 Life insurance benefits as well as medical benefits which the Managing Director are provided by his current employer will be maintained under this employment.

2.11 The above payments shall constitute compensation for all and any activities and services of the Managing Director as member of the Management, the Board of Directors, the Supervisory Board or any other administrative or supervisory institution of the Company or one of the affiliated companies.

3.     Travel Expenses and Company Car
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3.1    Travel expenses shall be reimbursed upon presentation of invoices in compliance with the applicable tax regulations and company policy.

3.2 The Managing Director is entitled to use a company car in accordance with the applicable Company Car Policy and in compliance with the applicable tax regulations and company policy.

       The Company absorbs the costs for private usage. The Managing Director carries the taxes associated with this benefit in kind.

4.  Vacation
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       The Managing Director is entitled to an annual vacation of currently 30 working days. Working days are all calendar days which are neither Saturdays nor Sundays nor legal holidays at the place of business of the Company.

5.     Side Activities
----------------------

       The Managing Director shall devote his efforts exclusively to the Company and he shall promote the interest of the Company with his best ability. He must not engage in any additional professional occupations against remuneration or participation of any kind in any other business without the consent of the shareholders meeting or the consent of his immediate superior. The assumption of any professional or public honorary position shall be reconciled with the immediate superior.

6.     Secrecy and Inventions
-----------------------------

6.1 The Managing Director is committed, in particular with respect to the period after termination of this agreement, to keep strictly secret all confidential matters and trade secrets of the Company which will have come to his attention within the scope of his activities for the Company and

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       which are not public domain. When leaving the Company the Managing
       Director shall return to the Company all files and other documents concerning the business of the Company in his possession -- specifically all customer lists, printed material, documents, sketches, notes, drafts -- as well as copies thereof.

6.2 1. All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made and to computer software developed by the Managing Director (hereinafter jointly called "inventions") during the term of this Service Contract shall be deemed acquired by the Company. The Managing Director shall inform the Company of any inventions immediately in writing and shall assist the Company in acquiring patent or other industrial property rights, if the Company so desires.

    2. Subsection (6.2.1) above shall apply to any inventions no matter whether they

          a)   are related to the business of the Company,

          b)   are based on experience and Know-how of the Company,

          c) emanate from such duties of activities as are to be performed by the Managing Director within the Company, or

          d) materialize during or outside normal business hours of the Company.

3. The Company's right to inventions acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract.

          The Company shall be entitled to claim and utilize all inventions which have been achieved by the Managing Director during the term of this Agreement and which are either developed from the activities and services owed to the Company and the affiliated companies or substantially based on experiences or works of the Company or the affiliated companies. In detail, the provisions of the Employee-Invention Act of 25.7.1957 shall apply according to the version in force at the relevant time.

6.3 Any compensation for inventions will be made in accordance with the Employee-Inventions Act of 25.7.1957 in the version in force at the relevant time.

7.   Duration
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7.1  This Agreement will be entered for a period of three years. If no notice is given six months before the expiration date, this Agreement will become an agreement for an indefinite period of time and can then be terminated at any time by the Company by giving six months notice to a month end or by the Managing Director giving three months notice accordingly.

     The Managing Director's employment may be terminated at any time by the Company for cause.

     The occurrences of any of the following events or circumstances shall constitute "cause" for termination,

     a) The perpetration of defalcations by the Managing Director involving the Company or any of it affiliates, as established by certified public accountants employed by the Company, or willful, reckless or grossly negligent conduct of the Managing Director entailing a substantial violation of any material provision of the laws, rules, regulations or orders of any governmental agency applicable to the Company or its subsidiaries.

     b) The repeated and deliberate failure by the Managing Director, after advance written notice to him, to comply with reasonable policies or directives of the Board.

     c) The breach by the Managing Director of this Agreement in any other material respect and the failure of the Managing Director to cure such breach within 30 calendar days after the Managing Director receives written notice of such breach from his immediate superior.

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     In the event that the Company terminates the Managing Director's employment for cause as stated above or, the Managing Director voluntarily terminates his employment, the Company shall thereupon have no further obligation to the Managing Director to pay or provide for any of the compensation and benefits hereunder, except that the Managing Director will be entitled to be paid and to receive all Base Salary earned through the date of the Managing Director's termination; the Managing Director's annual incentive compensation, if any, according to the plan as then in effect; and any other benefits payable pursuant to the provisions of the Company's employee benefit plans as then in effect.

7.2 In the case of termination other than for cause or voluntary termination by the Managing Director, the Company shall pay the Managing Director all base salary earned through the duration of this contract. In addition, the Managing Director will receive any annual incentive compensation earned by unpaid as of the date of termination. The Managing Director will continue to be covered under all applicable health, welfare and retirement plans, as he was covered immediately prior to his termination under this section, through the duration of the contract. Furthermore, from the date of termination through the duration of the contract, the Managing Director will continue to accrue service under the Company's pension plan and SERP.

7.3 At any time following the termination of the contract for any reason, the Managing Director may apply for retirement benefits in accordance with
     Section 2.6.

7.4 The Agreement will end in any case at the end of the month in which the Managing Director has completed the 65th year of his life.

8.   Post-Termination Non-Compete Agreement
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8.1  In consideration of the Managing Director's activities for the Company and his additional far-reaching European responsibilities which have provided him and will further provide him with comprehensive business contacts and knowledge in the field of the economic activities of the Company and/or other companies of the Fuller Europe-Group, the parties agree to the following terms and conditions of a post-termination non-compete agreement which they acknowledge necessary and reasonable to protect the proper business interests of the Company and/or other companies of the Fuller Europe-Group.

8.2 The Managing Director shall, during a period of two years after the termination of this Employment, neither on his own account nor in an employment, advisory or any supporting capacity, neither occasionally or permanently, neither directly or indirectly be engaged for any company or affiliated company having business activities in the economic fields of the Company and/or other companies of the Fuller Europe-Group ("competitive business").

     The Managing Director shall also not set up a competitive business or participate in such competitive business, neither directly nor indirectly, provided that such participation exceeds 5%.

8.3 This Post-Termination Non-Compete Agreement shall apply within the area of Germany and Europe.

8.4 During the term of this Post-Termination Non-Compete Agreement the Company shall pay to the Managing Director a monthly compensation in the amount of the last monthly gross base salary, set out in 2.1, subject to the usual tax and social security duties.

8.5 Any other income which the Managing Director receives for professional activity or which he refuses to achieve in bad faith, shall be credited against the compensation, set out in 8.4.

     The Managing Director shall inform the Company of such other income and its amount immediately and satisfactorily, including a formal and sufficient declaration that his professional activity does not constitute a competing activity according to 8.2, 8.3.

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     Irrespective of the aforementioned, upon request, the Managing Director shall inform the Company of any income and/or any opportunities of professional activity.

     In case the Managing Director should refuse such information, he shall not receive the compensation set out in 8.4 for the time of such refusal. The obligation of non-compete shall continue to apply.

8.6 The Company shall not pay any compensation if the Managing Director receives pension payments out of an old age, invalidity and descendant's pension system provided by the Company and/or any company of the Fuller Europe-Group.

8.7 In case of the Managing Director's activity for a company of the Fuller Europe-Group, the Company shall not pay the compensation set out in 8.4, if the Managing Director's remuneration in respect of such activity exceeds the amount of this compensation.

8.8 The Company shall be entitled to waive this Post-Termination Non-Compete Agreement with immediate effect within two months after having received or given notice of termination, in which case the Company will have no payment obligation under 8.4.

8.9 If any regulation of this agreement of Clause 8 should be or become fully or partly invalid, the validity of the remaining regulations shall not be affected. The invalid regulation shall be replaced by such valid regulation achieving the closest possible purpose of the invalid regulation. This shall also apply if the invalidity of regulation should be based on reasons of time, subject, area or compensation; in such case the legally admissible shall apply.

Miscellaneous
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9.1  This contract will become null and void if the Managing Director is not able to effectively assume the offered position as per January 1, 1999.

9.2  Relocation
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     a)   The relocation policy of H.B. Fuller Company will govern any relocation required of the Managing Director as a result of his joining the Company.

     b) 50% of the guaranteed Incentive payment as referred to in 2.2. will be added to the "Transition Allowance" [Relocation Allowance] payable at joining date.

9.3  Amendments and additions must be in writing to be effective.

9.4 In the case of contradiction between both versions the German version shall prevail.

9.5  The Agreement shall be subject to German law.

9.6  The court in which jurisdiction the Company falls, is the competent court.

9.7 The Collective Labour Agreement for university graduates in the chemical industry will be used as a reference for the determination of the benefit levels.


Date:  October 15, 1998


     /s/ Albert P.L. Stroucken                    /s/ Peter Koxholt
-----------------------------------            --------------------------
   H.B. Fuller GmbH, Luneburg

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